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                                                                     EXHIBIT 5.1

                    OPINION OF PILLSBURY MADISON & SUTRO LLP

                                August 12, 1999

S3 Incorporated
2841 Mission College Boulevard
Santa Clara, California 95054

         RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We are acting as counsel for S3 Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of the 18,980,000 shares of common stock, par value $0.0001 per share, of the Company (the "Shares"), to be delivered to holders of common stock, par value $0.001 per share, of Diamond Multimedia Systems, Inc., a Delaware corporation ("Diamond"), pursuant to an Agreement and Plan of Merger, dated as of June 21, 1999 (the "Merger Agreement"), by and between the Company and Diamond. In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to such shares of Common Stock (the "Registration Statement").

     We are of the opinion that the Shares have been duly authorized and, when delivered pursuant to the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy
Statement/Prospectus included therein.

                                   Very truly yours,

                                   /s/ Pillsbury Madison & Sutro LLP